Exhibit 10(a)

ALCOA INC.

2005 DEFERRED FEE PLAN FOR DIRECTORS

(Effective January 1, 2005; As Amended Effective January 1, 2015)

ARTICLE I - INTRODUCTION

Alcoa Inc. (the “Company”) has established this 2005 Deferred Fee Plan for Directors (the “Plan”) to provide non-employee directors with an opportunity to defer receipt of fees earned for services as a member of the Company’s Board of Directors (the “Board”) in 2005 and beyond.

ARTICLE II - DEFINITIONS

2.1 Definitions. The following definitions apply unless the context clearly indicates otherwise:

(a)	Alcoa Stock Fund means the Investment Option established hereunder with reference to the Alcoa Stock Fund under the Savings Plan.

(b)	Beneficiary means the person or persons designated by a Director under Section 4.1 to receive any amount payable under Section 5.3.

(c)	Board has the meaning ascribed to such term in Article I.

(d)	Chairman means the Chairman of the Board.

(e)	Company has the meaning ascribed to such term in Article I.

(f)	Credits means amounts credited to a Director’s Deferred Fee Account, with all Investment Option units valued by reference to the comparable fund offered under the Savings Plan.

(g)	Deferred Fee Account means a bookkeeping account established by the Company in the name of a Director with respect to amounts deferred hereunder.

(h)	Director means a non-employee member of the Board who participates in this Plan. Any Director who is a director or chairman of the board of directors of a subsidiary or affiliate of the Company shall not, by virtue thereof, be deemed to be an employee of the Company or such subsidiary or affiliate for purposes of eligibility under this Plan.

(i)	Director Share Ownership Guideline means the minimum value of Alcoa common stock or units in the Alcoa Stock Fund required to be held by each Director, as established from time to time by the Board. Effective January 1, 2015, the Director Share Ownership Guideline for a Director shall be $750,000. A Director is required to invest 50% of the Director’s annual Fees in Alcoa common stock or defer into the Alcoa Stock Fund under this Plan until the value of the investment reaches $750,000. The investment will be valued on the first Monday in December of each year and shall be held until retirement from the Board. Until the Director Share Ownership Guideline is satisfied by a particular Director, he or she is required to defer the Required Deferral Amount (defined below) or otherwise use that amount of annual Fees for the purchase of Alcoa common stock.

(j)	Fees means all cash amounts payable to a Director for services rendered as a member of the Board in 2005 and thereafter that are specifically designated as fees, including, but not limited to, annual and/or quarterly retainer fees, fees (if any) paid for attending meetings of the Board or any Committee thereof, fees for serving as a Committee Chair, as Lead Director or as a member of a Committee, and any per diem fees.

(k)	Investment Options means the respective options established hereunder with reference to the comparable funds under the Savings Plan.

(l)	Plan has the meaning ascribed to such term in Article I.

(m)	Required Deferral Amount means 50% of annual Fees, until such time as a Director has satisfied the then applicable Director Share Ownership Guideline.

(n)	Savings Plan means the Company’s principal savings plan for salaried employees.

(o)	Secretary means the Secretary of the Company.

(p)	Unforeseen Emergency means a severe financial hardship to the Director resulting from (1) an illness or accident affecting the Director or his or her spouse or dependent; (2) loss of the Director’s property due to casualty; or (3) other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the Director’s control.

ARTICLE III - DEFERRAL OF COMPENSATION

3.1 Amount of Deferral. Beginning January 1, 2005, until a Director owns beneficial shares of Alcoa common stock and/or has units in the Alcoa Stock Fund with a value at least equal to the then applicable Director Share Ownership Guideline, the Director will be required to either defer at least the Required Deferral Amount in the Alcoa Stock Fund or use such amount to purchase Alcoa common stock. Beyond that requirement, a Director may elect to defer receipt of all Fees, or of all Fees of one or more types, or a specified portion (in 1% increments) otherwise payable to him or her.

3.2 Manner of Electing Deferral. A Director may elect, or modify a prior election, to defer the receipt of all or certain Fees by giving written notice to the Secretary on a form provided by the Company, or in any other manner that is deemed sufficient from time to time by the Chairman.

3.3 Annual Elections of Deferral. An election to defer Fees shall be made prior to the beginning of the calendar year in which the Fees will be earned; provided, however, that an election made within 30 days after a person first becomes a Director shall be effective for Fees earned during that year. An election shall continue in effect until the end of the year following the date of the deferral election, or until the end of the Director’s service on the Board, whichever shall occur first. The election to defer receipt of payment may not be canceled or modified unless the Chairman, in his sole discretion, determines that an Unforeseen Emergency exists, or except as otherwise permitted by Internal Revenue Service regulations.

3.4 Deferring Fees. A Director shall designate the portion of his or her deferred Fees to be invested in one or more of the Investment Options. Until the Director Share Ownership Guideline is satisfied, the Required Deferral Amount is required to be deferred into the Alcoa Stock Fund or used to purchase Alcoa common stock. Any Director who has satisfied the Director Share Ownership Guideline or who wishes to defer funds other than the Required Deferral Amount may designate Investment Options other than the

Alcoa Stock Fund for those amounts. A Director’s deferred Fees shall be credited to the designated Investment Option(s) at the beginning of the calendar quarter following the quarter in which such Fees were earned. Such Fees shall be credited to the Director’s Deferred Fee Account as Credits for “units” in the Director’s Deferred Fee Account. As of any specified date, the value per unit in the Director’s Deferred Fee Account shall be deemed to be the value determined for the comparable fund under the Savings Plan.

3.5 Transfers. A Director may elect to designate a different Investment Option for all or any portion of the Credits for units in the various Investment Options in his or her Deferred Fee Account, provided that, once the value of the Credits in the Alcoa Stock Fund equals the Director Share Ownership Guideline, Credits for at least that value must be maintained in the Alcoa Stock Fund for the duration of the Director’s service on the Board. Beginning six (6) months after termination of Board service, and prior to a complete distribution of the Director’s Deferred Fee Account, the Director may transfer Credits in units in the Alcoa Stock Fund to other Investment Options to the same extent and frequency as a participant in the Savings Plan. A written election on a form provided by the Company for transfer of investments into or out of any Investment Option other than the Alcoa Stock Fund must be received by the Secretary prior to 4:00 p.m. Eastern Time on the business day when it is to become effective. Transfer of investments into or out of the Alcoa Stock Fund must be received by 8:00 a.m. Eastern Time on the business day it is to become effective. Such transfers into or out of the Alcoa Stock Fund can be accomplished only once every fifteen (15) days. In addition, such transfers shall be subject to reasonable administrative minimums, and any restrictions recommended by counsel to ensure compliance with applicable law.

3.6 Method of Payment.

(a)	All payments with respect to a Director’s Deferred Fee Account shall be made in cash, and no Director shall have the right to demand payment in shares of Alcoa common stock or in any other medium.

(b)	Payments shall be made in a lump sum as soon as administratively practicable following six (6) months after the conclusion of the Director’s service on the Board. Notwithstanding the foregoing, a Director can elect (at the time of making his or her annual deferral designation under Section 3.3) to receive the deferred Fees in up to ten (10) annual installments. The first such installment payment shall occur during the sixth month following the conclusion of the Director’s service on the Board, or during the first month of the calendar year following the conclusion of the Director’s service on the Board, whichever occurs later.

(c)	A Director may make an election to receive deferred Fees in up to ten (10) annual installments or a lump sum payment, provided that if such election is made by a Director to change the manner of payment of the Credits in such Director’s Deferred Fee Account and not with respect to the annual deferral designation made for Fees to be earned in an upcoming year, such payment election change (i) must be made at least twelve (12) months before the Director’s service on the Board ends, (ii) will be effective twelve (12) months following the date of the payment election change, and (iii) will result in a delay of payment of such deferred Fees until the later of (x) five (5) years from the date of the payment election change and (y) the end of the Director’s service on the Board. A payment election change is irrevocable upon receipt unless a Director makes a subsequent payment election change, in which case such subsequent payment election change shall be subject to the requirements of the foregoing clauses (i) to (iii).

ARTICLE IV - BENEFICIARIES

4.1 Designation of Beneficiary. Each Director may designate from time to time one or more natural persons or entities as his or her Beneficiary or Beneficiaries to whom the amounts credited to his or her Deferred Fee Account are to be paid if he or she dies before all such amounts have been paid to the Director. Each Beneficiary designation shall be made on a form prescribed by the Company and shall be effective only when filed with the Secretary during the Director’s lifetime. Each Beneficiary designation filed with the Secretary shall revoke all Beneficiary designations previously made. The revocation of a Beneficiary designation shall not require the consent of any Beneficiary. In the absence of an effective Beneficiary designation, or if payment can be made to no Beneficiary, payment shall be made to the Director’s estate.

ARTICLE V - PAYMENTS

5.1 Payment of Deferred Fees. No payment may be made from a Director’s Deferred Fee Account except as provided in this Article, unless an Unforeseen Emergency exists as determined by the Chairman in his sole discretion. If an Unforeseen Emergency is determined by the Chairman to exist, the Chairman shall determine when and to what extent Credits in the Director’s Deferred Fee Account may be paid to such Director prior to or after the Director’s service on the Board; provided, however, that the amounts distributed in connection with such an emergency cannot exceed the amounts necessary to satisfy the emergency plus what is necessary to pay taxes reasonably anticipated as a result of the distribution, after taking into account the extent to which the hardship is or may be relieved through reimbursement or compensation by insurance or otherwise or by liquidation of the Director’s assets (to the extent such liquidation would not itself cause severe financial hardship.).

5.2. Payment upon Termination of Service on the Board. The value of a Director’s Deferred Fee Account, determined in accordance with the last sentence of Section 3.4, shall be payable in cash in a lump sum as soon as administratively practicable following six (6) months after the Director’s service on the Board ends, or if elected in advance by the Director under Section 3.6 hereof, in annual installments. If installments had been elected, the amount of each payment shall be a fraction of the value of the Director’s Deferred Fee Account designated by the Director for installment payments and in such account on the last day of the calendar month preceding payment, the numerator of which is one and the denominator of which is the total number of installments elected minus the number of installments previously paid. The first installment payment shall be made as provided in the last sentence of Section 3.6(b), and all subsequent installment payments shall be made during the first month of each succeeding year until said account is exhausted, except as provided in Section 5.1 or Section 5.3.

5.3 Payment upon a Director’s Death. If a Director dies with any amount credited to his or her Deferred Fee Account, the value of said account shall be paid as soon as administratively practicable in a single payment to the Beneficiary (or in several payments to the Beneficiaries if more than one were named by the Director) or to the Director’s estate, as the case may be.

ARTICLE VI - MISCELLANEOUS

6.1 Director’s Rights Unsecured. Payments payable hereunder shall be payable out of the general assets of the Company, and no segregation of assets for such payments shall be made by the Company. The right of any Director or Beneficiary to receive payments from a Deferred Fee Account shall be a claim against the general assets of the Company as an unsecured general creditor. The Company may, in its absolute discretion, establish one or more trusts or reserves, which may be funded by reference to amounts of Credits standing in the Director’s Deferred Fee Accounts hereunder or otherwise. Any such trust or reserve shall remain subject to the claims of creditors of the Company. If any amounts held in a trust of the above described nature are found (due to the creation or operation of said trust) in a final decision by a court of competent jurisdiction, or under a “determination” by the Internal Revenue Service in a closing agreement in audit or final refund disposition (within the meaning of Section 1313(a) of the Internal Revenue Code of 1986, as amended), to have been includable in the gross income of a Director or Beneficiary prior to payment of such amounts from said trust, the trustee for the trust shall, as soon as practicable, pay to such Director or Beneficiary an amount equal to the amount determined to have been includable in gross income in such determination, and shall accordingly reduce the Director’s or Beneficiary’s future benefits payable under this Plan. The trustee shall not make any distribution to a Director or Beneficiary pursuant to this paragraph unless it has received a copy of the written determination described above, together with any legal opinion that it may request as to the applicability thereof.

6.2 Responsibility for Taxes. The Director or Beneficiary is liable for any and all taxes that are applicable to the amounts payable under the Plan, including any taxes deemed payable prior to payment out of the Plan.

6.3 Non-assignability. The right of any Director or Beneficiary to the payment of Credits in a Deferred Fee Account shall not be assigned, transferred, pledged or encumbered and shall not be subject in any manner to alienation or anticipation.

6.4 Administration and Interpretation. The Plan shall be administered by the Secretary’s office. Questions of construction and interpretation will be referred to the Chairman. The Chairman’s decision shall be final and binding.

6.5 Amendment and Termination. The Plan may be amended, modified or terminated at any time by the Board. No amendment, modification or termination shall, without the consent of a Director, adversely affect such Director’s rights with respect to amounts theretofore credited to his or her Deferred Fee Account or earlier effect the payment of Fees already deferred.

6.6 Notices. All notices to the Company under the Plan shall be in writing and shall be given to the Secretary or to an agent or other person designated by the Secretary.

6.7 Governing Law. This Plan shall be construed in accordance with and governed by the laws of the Commonwealth of Pennsylvania, excluding any choice of law provisions, which may indicate the application of the laws of another jurisdiction.